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[LOGO OF INTERNATIONAL PAPER]

                                               INTERNATIONAL PAPER PLAZA
                                               400 ATLANTIC STREET
                                               STAMFORD, CT 06921

News Release

Media Contact:    Jennifer Boardman,  203-541-8407
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Analyst Contact:  Darial Sneed, 203-541-8541
----------------  Brian Turcotte, 203-541-8632


     International Paper Chairman and CEO John Dillon Announces Retirement; John Faraci to Succeed Him as Chairman and CEO; Rob Amen Named President

Stamford, Conn., - Sept. 9, 2003 - International Paper (NYSE: IP) announced today that John Dillon, chairman and chief executive officer, will retire on Oct. 31, 2003, and that John Faraci, currently International Paper president, will succeed him as chairman and CEO, effective Nov 1.

"Given the wealth of experience John Faraci has gained throughout his 29-year career at International Paper, he is extremely well prepared to lead this company," Dillon said. "He has been an integral part of our senior leadership team and a key participant in our current business and performance improvement strategy. He has proven himself to be a very effective leader, and I am confident he will build on the many successes we have achieved."

John Faraci, 53, has been International Paper's president since February having responsibility for the company's businesses. He was previously executive vice president and chief financial officer, having responsibility for all finance functions, xpedx (International Paper's distribution business), and corporate responsibility for Carter Holt Harvey, International Paper's 50.5 percent owned subsidiary in New Zealand.

He joined the company in 1974 as a financial analyst and held various financial, product management, planning and general management positions in the Wood Products, Packaging and Forest Resources businesses. In 1989, he was named a company vice president and in 1994, he assumed responsibility for Coated Paper, Bristols and Converting Papers. He later served as chief executive officer and managing director of Carter Holt Harvey, before becoming International Paper's chief financial officer in 1999.

Dillon, 65, served International Paper for 38 years, and held executive roles in the company's pulp, packaging and forest products businesses. He became a director in 1991, was named president and chief operating officer in 1995, and has served as chairman and CEO since 1996.


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Under Dillon's leadership, International Paper's position as the global leader in the paper and forest products industry was significantly expanded and strengthened. He also took International Paper to a new level of performance by strengthening core businesses and improving the company's strategic and competitive position through acquisitions, divestitures and facility rationalizations, aggressive cost reduction programs, increased customer focus and attention to employee engagement.

"The company has strengthened tremendously under John Dillon's leadership," said John Faraci. "Our core businesses are stronger and more competitive than ever before. His vision and commitment made IP a more focused company and we are poised to become one of the best companies in the world."

"I'm proud to be assuming the leadership role of the company," Faraci said. "I am committed to continuing to deliver a strong return on investment and create value for our shareowners and solutions that help our customers."

In a related announcement, International Paper announced today that Rob Amen, currently executive vice president, will succeed John Faraci as president on Nov. 1, 2003. In Amen's new position, he will continue to report to Faraci. Amen has also been elected to the company's board of directors, effective Nov. 1.

"Rob brings a great amount of skill and experience to his new role," said Faraci. "Having served in various leadership capacities in his 23-year tenure with International Paper, Rob is a huge asset to our company and offers our team tremendous capabilities. Importantly, he brings extensive global experience, having led our successful European operations and our expansion into Eastern Europe."

Rob Amen, 54, has been an executive vice president of International Paper since the fall of 2000, with responsibility for the company's printing papers businesses, Europe operations, Brazil operations, and corporate sales and marketing. He was previously president of International Paper - Europe with responsibility for the company's businesses in Europe.

Amen joined the company in 1980 as assistant treasurer, and served in a variety of finance positions including controller. He served as the company's vice president for bleached board, folding carton and label, and later served as vice president for consumer packaging, responsible for the folding carton, label and liquid packaging businesses.

International Paper (http://www.internationalpaper.com) is the world's largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative'r' (SFI'sm') program, a system that ensures the continual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the United States, International Paper has operations in over 40 countries and sells its products in more than 120 nations.

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